Exhibit 99.2

Genius Products, Inc. Announces Operating Results for 2003

    SAN DIEGO--(BUSINESS WIRE)--March 30, 2004--Genius Products, Inc. (OTCBB:GNPI) today announced the results of its operations for the year ending December 31, 2003. Net revenues for the year ending December 31, 2003 were $3,068,506, an increase of 43% versus the 2002 results of $2,143,700. For the fourth quarter, net revenues were $1,434,479, an increase of 330% over the quarter ending December 31, 2002, which were $333,279. The net loss for the year ending December 31, 2003 was $2,742,676 or $.16 per share, as compared to the net loss of $2,788,082 or $.20 per share in the year earlier period. Per share results reflect the higher basic and diluted weighted average shares in the current year.
    Klaus Moeller, Chairman and CEO of Genius Products, Inc., commented, "We experienced a significant improvement in our revenues in the last quarter of 2003 due to the launch of new products. In the last few months of 2003, we began shipping many new products, including Rainbow Fish(TM), Curious George(TM), Paddington Bear(TM), Raggedy Ann and Andy(TM), The Snowman(TM) and Spot(TM) licensed music products, and AMC classic movies on DVD. By expanding our product offerings and increasing our sales and marketing efforts, we have been able to expand our distribution network as additional retailers are willing to sell our new products. We are continuing to strive to become a leading provider of quality family entertainment products and believe that we made significant strides in the past year towards improving future revenues. We believe that with the addition of several new major brands in 2004, an increased sales force and the opening of new accounts, we will significantly increase revenues in 2004."
    Management will be hosting a shareholder conference call in order to detail various business activities that took place within the past year. The conference call will take place at 11 a.m. Eastern Time Wednesday, March 31, 2004. The call will include a presentation by Genius' senior management and a question and answer period.
    The dial-in number is 1-888-566-5912. In order to ensure that shareholder questions can be fully answered, please submit all questions prior to the call so they may be grouped into general categories and addressed during the last portion of the call. To submit a question, please email info@geniusproducts.com or fax them to 858-793-8840, Regarding: Conference Call. In order to ask a question during the call, dial *1. Question will be addressed as time permits.
    This news release detailing earnings, the telephone number for the conference call and replay information will be available on Genius' Internet web page at www.geniusproducts.com.

    Guidance for 2004

    Genius Products, Inc. also provided guidance for the first quarter of 2004. Based on current and historical trends, we anticipate gross revenues of approximately $3 million for the first quarter of 2004 due to the addition of new DVD product lines and the distribution into a number of new retail accounts.

    About Genius Products, Inc.

    Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under Baby Genius(TM), Kid Genius(TM) and other licensed brands such as Guess How Much I Love You(TM), Paddington Bear(TM), Raggedy Ann & Andy(TM) and the AMC(TM) brand name. Our products are distributed at major retail stores nationwide such as Target, Wal-Mart, Kmart, Sams Club, Costco, Toys R Us, Babies R Us, Borders, Best Buy and Shopko. We also license the Baby Genius brand to third-party companies for a variety of products, including books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Playtex, Fazoli's and Child Magazine.

    Safe Harbor Statement

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect our business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include our ability to grow our business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in our filings with the Securities and Exchange Commission.



                                      GENIUS PRODUCTS, INC.
                                        Operating Results

                                       For the Year Ended
                                    --------------------------
                                    12/31/03          12/31/02
                                    --------          --------

Net Revenues                       $3,068,506        $2,143,700

Cost of Sales                       1,945,017         1,441,784

Operating Expenses                  3,735,469         3,453,989

Other                                (130,696)          (36,009)

Net Loss                          $(2,742,676)      $(2,788,082)

Net loss per share                     $(0.16)           $(0.20)

Basic and diluted
 weighted average shares           17,574,405        13,838,743

    CONTACT: Genius Products, Inc.
             Investor Relations: 858-793-8840
             info@geniusproducts.com